Exhibit 5.2

[M/I HOMES, INC. LETTERHEAD]

June 7, 2012

M/I Homes, Inc.

3 Easton Oval, Suite 500

Columbus, Ohio 43219

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Chief Legal Officer of M/I Homes, Inc., an Ohio corporation (the “Company”), and have represented MHO Holdings, LLC, a Florida limited liability company (“MHO Holdings”), MHO, LLC, a Florida limited liability company (“MHO”), M/I Homes of Florida, LLC, a Florida limited liability company (“M/I Florida”), M/I Homes of Orlando, LLC, a Florida limited liability company (“M/I Orlando”), M/I Homes of Tampa, LLC, a Florida limited liability company (“M/I Tampa”), M/I Homes of West Palm Beach, LLC, a Florida limited liability company (“M/I West Palm”), M/I Homes First Indiana LLC, an Indiana limited liability company (“First Indiana”), M/I Homes Second Indiana LLC, an Indiana limited liability company (“Second Indiana”), and M/I Homes of Indiana, L.P., an Indiana limited partnership (“Indiana L.P.” and together with MHO Holdings, MHO, M/I Florida, M/I Orlando, M/I Tampa, M/I West Palm, First Indiana and Second Indiana, the “Covered Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and certain subsidiaries of the Company, including the Covered Guarantors (the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $30,000,000 aggregate principal amount of its 8.625% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) of the Company’s obligations with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued pursuant to an Indenture, dated as of November 12, 2010 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”). The Exchange Notes and the Guarantees will be offered (the “Exchange Offer”) by the Company and the Guarantors, respectively, in exchange for an equal principal amount of the Company’s outstanding unregistered 8.625% Senior Notes due 2018 (the “Original Notes”) and the guarantees thereof.

I am giving this opinion in connection with the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering this opinion, I have examined, among other things: (i) the Registration Statement; (ii) the Indenture; (iii) the form of the Exchange Notes; (iv) the form of the Guarantees; and (v) the corporate documents and records of each of the Covered Guarantors as currently in effect, consisting of their respective articles or certificate of organization or formation (or similar organizational documents), their respective operating, limited liability company or partnership agreement (or similar organizational documents) and copies of the resolutions adopted by their respective managers, members or partners relating to the Exchange Offer. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and the Covered Guarantors and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed by the parties other than the Company and the Guarantors, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

My opinion is subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the limitations imposed by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Based upon and subject to the foregoing, I am of the opinion that (i)(a) each of MHO Holdings, MHO, M/I Florida, M/I Orlando, M/I Tampa and M/I West Palm is validly existing as a limited liability company in good standing under the laws of the State of Florida, (b) each of First Indiana and Second Indiana is validly existing as a limited liability company in good standing under the laws of the State of Indiana, and (c) Indiana L.P. is validly existing as a limited partnership in good standing under the laws of the State of Indiana, (ii) each of the Covered Guarantors has the requisite limited liability company or limited partnership power and authority, as applicable, to enter into the Guarantees and perform its obligations thereunder; and (iii) the execution, delivery and performance of the Guarantees have been duly authorized by each of the Covered Guarantors.

The opinions expressed herein are limited to the laws of the State of Florida and the laws of the State of Indiana and I do not express any opinion as to the laws of any other jurisdiction. The opinions expressed herein are based upon the law and circumstances as they are in effect on the date hereof, and I assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the date hereof.

I hereby consent to the use of my name in the Registration Statement under the caption “Legal Matters” (or, if amended, a corresponding heading) and to the filing of this opinion as Exhibit 5.2 to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations promulgated thereunder. This opinion may not be relied upon or reproduced or delivered in any other context or by any other person without my prior written consent.

Very truly yours,

/s/ J. Thomas Mason

J. Thomas Mason
Executive Vice President, Chief Legal Officer and Secretary of M/I Homes, Inc.